Registration Statement No. 333-______________

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                                       UNDER
                     THE SECURITIES ACT OF 1933, AS AMENDED

                                   DTOMI, INC.
             (Exact name of registrant as specified in its charter)


              Nevada                                         98-0207554
              ------                                         ----------
   (State or other jurisdiction of                   (I.R.S. Employer ID. No.)
      incorporation or organization)


                     950 South Pine Island Road, Suite A150
                              Plantation, FL 33324
                                 (727) 723-8664
                    (Address of Principal Executive Offices)

    ENGAGEMENT AGREEMENT BETWEEN THE REGISTRANT AND THE OTTO LAW GROUP, PLLC
                              (Full Title of Plan)

                              Thomas E. Puzzo, Esq.
                            The Otto Law Group, PLLC
                          900 Fourth Avenue, Suite 3140
                            Seattle, Washington 98164
                                 (206) 262-9545
      (Name, Address and Telephone Number of Agent for Service of Process)

If any of the Securities being registered on this Form S-8 are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ___


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

                                          CALCULATION OF REGISTRATION FEE
------------------------ ---------------------- -------------------------- -------------------------- --------------
                                                Proposed Maximum           Proposed Maximum
Title of Securities to   Amount to be           Offering Price Per         Aggregate Offering
be Registered            Registered(1)          Share(2)                   Price(2)                   Amount of Fee
------------------------ ---------------------- -------------------------- -------------------------- --------------
Common Stock,            500,000                $0.04                       $20,000                   $2.53
$0.001 par value
------------------------ ---------------------- -------------------------- -------------------------- --------------

(1) Calculated pursuant to General Instruction E to Form S-8.

(2) Estimated solely for the purposes of determining the registration fee pursuant to Rule 457. On October 18, 2004, the fair market value of the Company's common stock, determined from its closing price on the Over-the-Counter Bulletin Board was $0.04 per share. On this basis, the maximum aggregate offering price for the shares being registered hereunder is $20,000 and this is the basis for computing the filing fee in accordance with Rule 457(h) and at a rate of the aggregate offering price multiplied by .0001267.

                        GENERAL INSTRUCTION E INFORMATION

This Registration Statement is being filed for the purpose of increasing the number of securities of the same class as other securities for which a Registration Statement of the Registrant on Form S-8 relating to the same employee benefit plan is effective.

Registrant's Registration Statement on From S-8 filed with the Securities and Exchange Commission ("SEC") on September 15, 2004 (File No. 222-119001) is hereby incorporated by reference.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents, which have been filed with the Securities and Exchange Commission (the "Commission") by the Registrant are incorporated by reference in this registration statement: (i) the Company's Annual Report on Form 10-KSB, as amended, for the fiscal year ended December 31, 2003, (ii) the Company's Quarterly Report on Form 10-QSB and Form 10-QSB, as amended, for the quarter ended March 31, 2004, (iii) the Company's Quarterly Report on Form 10-QSB and Form 10-QSB, as amended, for the quarter ended June 30, 2004 and (iv) the description of the Registrant's securities contained in the Registrant's registration statement on Form 10-SB, as filed with the Commission on September 8, 1999, including any amendment or report filed for the purpose of updating such description.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

The Otto Law Group, PLLC, which has prepared this Registration Statement and the opinion regarding the authorization, issuance and fully-paid and non-assessable status of the securities covered by this Registration Statement, has represented the Registrant in the past on certain legal matters. David M. Otto is the 100% beneficial owner of securities of The Otto Law Group, PLLC ("OLG"). Mr. Otto is also a Chairman of the Board of Directors and Secretary of the Registrant and the beneficial owner of approximately 1,500,000 shares of common stock of the Company. On August 27, 2004, the Board of Directors of Registrant authorized the issuance of 1,500,000 shares of common stock to OLG in exchange for the cancellation of legal fees incurred by Dtomi. On September 15, 2004, Registrant filed a Registration Statement on Form S-8, registering, among other securities, 1,000,000 shares of common stock issued to OLG on August 27, 2004. This registration statement registers the remaining 500,000 shares of common stock issued to OLG on August 27, 2004


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                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Plantation, Florida, on this 5th day of October, 2004.


                                    DTOMI, INC.
                                    (Name of Registrant)


                                    DTOMI, INC.
                                    (Name of Registrant)



                                    By:/s/ John  Haddock
                                      --------------------------------------
                                      John Haddock: Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

     SIGNATURE                   TITLE                              DATE
     ---------                   -----                              ----

/s/ John Haddock        Chief Executive Officer, Director       10/05/04
--------------------
    John Haddock

/s/ David M. Otto       Chairman of the Board, Secretary        10/05/04
--------------------
    David M. Otto

/s/ John Simpson
--------------------
    John Simpson        Director                                10/05/04



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                                INDEX TO EXHIBITS

    Number                     Description
    ------                     -----------
      4.1 Form of Engagement Agreement between the Registrant and The Otto Law Group, PLLC*

       5           Opinion of The Otto Law Group PLLC

     23.1          Consent of The Otto Law Group, PLLC (contained in exhibit 5)

     23.2          Consent of Salberg & Company, P.A.

*Incorporated by reference to Registrant's Registration Statement on From S-8 filed with the SEC on September 15, 2004 (File No. 222-119001).